Exhibit 99.1

November 17, 2007

Board of Directors

Nok-Bong Shipbuilding Company Ltd

Sunungpo-RI Sadung-Myeon

Geoje-City

Gyeongnam Province

Republic of Korea

Subject: Valuation of Nok-Bong Shipbuilding Company Ltd.

Gentlemen,

It is with great pleasure and honor to perform valuation project for Nok-Bong. Given Nok-Bong's return to robust growth, profitability, and financial health that Nok-Bong attained since December 2005, and based upon review of Nok-Bong's performance and financial results conforming to the generally acceptable accounting principles (GAAP) of the U.S., Cheil CPA Accountancy calculated and arrived at the valuation herebelow.

We have relied upon various methods applicable to shipbuilding industry and Nok-Bong.

In our judgment, conservatively the Nok-Bong is valued greater than US$99,000,000.00 in accordance with the results of operations of Nok-Bong for the 12 months that ended September 30, 2007.

Sincerely yours,

Cheil CPA Accountancy